UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 8, 2014

Loral Space & Communications Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

888 Seventh Avenue, New York, New York		10106
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On August 8 and August 11, 2014, the trial court issued decisions on the post-trial motions filed in the breach of contract and patent infringement lawsuit (the "ViaSat Suit") brought by ViaSat, Inc. ("ViaSat") against Loral Space & Communications Inc. ("Loral" or the "Company") and Loral’s former subsidiary, Space Systems/Loral, LLC ("SSL").

The court granted SSL’s motions for a new trial on damages, finding that SSL had identified problems with the jury’s award of damages in light of the evidence presented at trial and that a new trial on damages is necessary to prevent a miscarriage of justice. In light of the new trial on damages, the court denied as moot ViaSat’s motion for prejudgment and post-judgment interest.

The court denied several post-trial motions filed jointly by Loral and SSL seeking entry of a judgment as a matter of law that the patents asserted by ViaSat in the ViaSat Suit are invalid. The court also denied post-trial motions filed by SSL seeking a judgment as a matter of law that SSL did not infringe the asserted patents or breach any contracts with ViaSat. In addition, the court denied SSL’s motion seeking a new trial on liability issues.

The court deferred to August 26, 2014 ViaSat’s post-trial motion against SSL seeking an injunction to prevent the manufacture and sale by SSL of additional satellites that are identical to or no more than colorably different from Hughes’ Jupiter-1 satellite found by the jury to infringe ViaSat’s patents and to enjoin the continued use and/or disclosure by SSL of ViaSat’s contractually protected technologies. The court also denied ViaSat’s motion seeking judgment as a matter of law that SSL infringed one of ViaSat’s patents through its manufacture and sale of satellites to a customer where the jury did not find infringement.

Under the terms of the purchase agreement pursuant to which Loral sold SSL to MacDonald, Dettwiler and Associates Ltd. in 2012, Loral has retained control and assumed the defense of the ViaSat Suit (the "Assumption of the Defense") and is obligated to indemnify SSL for certain damages arising out of the ViaSat Suit, after a final non-appealable order has been entered. The damages subject to indemnification include amounts awarded in such a final and non-appealable order and costs to SSL resulting from any injunction that may be granted, such as remediation and modification costs with respect to satellites being constructed, subject to SSL’s duty to use reasonable best efforts to mitigate to the fullest extent practicable the amount of any such damages. Under the terms of the purchase agreement, following a change of control of Loral, the indemnification liability of Loral for damages, including for costs arising from any possible injunction, in the lawsuit is subject to a $200 million cap.

Loral, by virtue of the Assumption of the Defense, intends vigorously to contest at the new trial the extent to which ViaSat is entitled to damages. There can be no assurance, however, that the new trial will not result in a damage award against SSL which may be material. In addition, there can be no assurance that ViaSat will not be successful in obtaining an injunction against SSL which, once such an injunction became final and nonappealable, could result in indemnifiable damages above and beyond a judicial damage award and which damages may be material. If judgment is ultimately entered by the trial court against SSL, Loral, by virtue of the Assumption of the Defense, intends to appeal the judgment on behalf of SSL.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Inc.

August 12, 2014	By:	Avi Katz

Name: Avi Katz
Title: President, General Counsel and Secretary